Exhibit 99.1

FOR IMMEDIATE RELEASE:

TRUEBLUE REPORTS 2008 FOURTH QUARTER RESULTS

TACOMA, WA — Feb. 4, 2009 — TrueBlue Inc. today reported a net loss of $46.0 million or $1.08 per diluted share for the quarter ended Dec. 26, 2008, a decrease from net income of $14.4 million or $0.33 per diluted share for the fourth quarter of 2007. EBITDA(a) for the fourth quarter of 2008 was  $9.6 million compared to $24.0 million for the fourth quarter of 2007. Revenue for the quarter was $302 million, a decrease of 15 percent compared to the fourth quarter of 2007. The 15 percent revenue decline for the quarter consisted of a 13 percent growth from acquisitions completed within the last 12 months offset by a 28 percent decrease in organic revenue.

Fourth quarter 2008 results include a goodwill and intangible asset impairment charge of $61 million ($49.3 million after tax) or $1.15(b) per diluted share related to the company’s acquisitions over the past five years.  Excluding this impairment charge, net income would have been $3.3 million(b) or $0.08(b) per diluted share.  The charge is largely a result of the adverse impact on expected future cash flows related to the state of the economy.  The charge does not impact the company’s cash, liquidity, or banking covenants.

“The decline in demand for our services accelerated in the fourth quarter,” said TrueBlue CEO Steve Cooper.  “We will continue our focus on aggressive cost management and on maintaining our strong financial position.  Labor markets have made extreme adjustments during this recession, and we have made corresponding adjustments to our cost structure.  We are committed to continuing to connect people to work through our five blue-collar brands and to help our customers manage their labor needs through these turbulent times.”

In the fourth quarter, TrueBlue closed 70 branches bringing year-to-date branch closures for 2008 to 102 branches resulting in a total of 850 branches in operation at the end of the year.

For the first quarter of 2009, TrueBlue estimates revenue in the range of $220 to $230 million and loss per diluted share for the quarter of $0.15 to $0.20.

Management will discuss fourth quarter 2008 results on a conference call at 2 p.m. (PT), today, Wednesday Feb. 4, 2009.  The conference call can be accessed on TrueBlue’s web site: www.TrueBlueInc.com.

About TrueBlue

TrueBlue (NYSE: TBI) is the leading provider of blue-collar staffing with revenue of approximately $1.4 billion. Each year, TrueBlue connects approximately 500,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and TLC. Headquartered in Tacoma, Wash., TrueBlue serves approximately 250,000 small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities, sanitation, and aviation industries. For more information, visit TrueBlue’s website at www.TrueBlueInc.com

Forward-looking Statements

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect TrueBlue’s financial results and operations in the future. TrueBlue’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions, including the impact of changes in national and global credit markets and other changes on TrueBlue customers; 2) TrueBlue’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on TrueBlue’s operations and financial results; 4) significant labor disturbances which could disrupt industries TrueBlue serves; 5) increased costs and collateral requirements in connection with TrueBlue’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of TrueBlue’s financial reserves; 7) TrueBlue’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) TrueBlue’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) TrueBlue’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) TrueBlue’s ability to timely execute strategies for acquired companies; and 11) other risks described in TrueBlue’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

Definitions

(a) EBITDA is defined, discussed and reconciled to net income (loss) in the financial schedules filed with this release.

(b) The $1.15 impact per diluted share related to the goodwill and intangible asset impairment is calculated by taking $49.3 million, which is the net of tax impact of the impairment, and dividing it by the diluted number of shares for the fourth quarter of 2008. Net income of $3.3 million, which excludes the impairment, net of tax, is calculated by taking the net loss for the fourth quarter of $46 million and adding back the impairment, net of tax, of $49.3 million. Net income per diluted share of $0.08, which excludes the impairment, net of tax, is calculated by taking $3.3 million and dividing it by the diluted number of shares for the fourth quarter of 2008.

Contacts

Derrek Gafford, EVP & CFO

253-680-8214

Stacey Burke, VP of Corporate Communications

253-680-8291

TrueBlue, Inc.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, except per share data

	Thirteen Weeks Ended		Fiscal Years Ended
	December 26,	December 28,	December 26,	December 28,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)

Revenue from services	$301,629	$353,616	$1,384,269	$1,385,656
Cost of services	213,193	241,705	971,757	943,563
Gross profit	88,436	111,911	412,512	442,093
Selling, general and administrative expenses	78,834	87,865	332,113	336,220
Goodwill and intangible asset impairment (1)	61,000	—	61,000	—
Depreciation and amortization	4,911	3,562	16,774	12,223
(Loss) income from operations	(56,309)	20,484	2,625	93,650
Interest and other income, net	961	2,729	5,530	10,953
(Loss) income before tax (benefit) expense	(55,348)	23,213	8,155	104,603
Income tax (benefit) expense	(9,325)	8,860	12,314	38,405
Net (loss) income	$(46,023)	$14,353	$(4,159)	$66,198

Net (loss) income per common share:
Basic	$(1.08)	$0.33	$(0.10)	$1.45
Diluted	$(1.08)	$0.33	$(0.10)	$1.44

Weighted average shares outstanding:
Basic	42,522	43,280	42,885	45,683
Diluted	42,763	43,513	43,073	45,960

(1) The goodwill and intangible asset impairment relates to our investments in CLP, Spartan Staffing and TLC. The impact on net (loss) income is $49.3 million after tax or $1.15 per diluted share for the thirteen weeks and fiscal year ended December 26, 2008.  Explanations for the calculation of the impact of the impairment on diluted earnings per share are discussed in the press release and associated 8K filing.

TrueBlue, Inc.

SUMMARY CONSOLIDATED BALANCE SHEETS

In Thousands

	December 26,	December 28,
	2008	2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$108,102	$57,008
Marketable securities	—	10,954
Accounts receivable, net	104,979	140,027
Other current assets	29,723	21,519
Total current assets	242,804	229,508
Property and equipment, net	61,542	44,909
Restricted cash	120,323	132,497
Other assets	95,006	138,335
Total assets	$519,675	$545,249

Liabilities and shareholders’ equity
Current liabilities	$95,308	$114,538
Long-term liabilities	154,238	146,884
Total liabilities	249,546	261,422
Shareholders’ equity	270,129	283,827
Total liabilities and shareholders’ equity	$519,675	$545,249

TrueBlue, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

	Fiscal Years Ended
	December 26,	December 28,
	2008	2007
	(Unaudited)

Cash flows from operating activities:
Net (loss) income	$(4,159)	$66,198
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	16,774	12,223
Goodwill and intangible asset impairment	61,000	—
Provision for doubtful accounts	9,374	9,987
Stock-based compensation	7,706	6,943
Excess tax benefits from stock-based compensation	—	(1,451)
Deferred income taxes	2,960	(8,696)
Other operating activities	(311)	401
Changes in operating assets and liabilities, exclusive of businesses acquired:
Accounts receivable	36,602	(10,897)
Income taxes	(25,170)	12,359
Other assets	3,133	3,734
Accounts payable and other accrued expenses	(5,199)	270
Accrued wages and benefits	(8,815)	(2,541)
Workers’ compensation claims reserve	1,680	5,748
Other liabilities	(3,137)	4,376
Net cash provided by operating activities	92,438	98,654

Cash flows from investing activities:
Capital expenditures	(26,137)	(21,040)
Purchases of marketable securities	(27,158)	(191,032)
Maturities of marketable securities	38,087	271,580
Acquisitions of businesses, net of cash acquired	(22,390)	(76,902)
Change in restricted cash	12,174	11,234
Other	(11)	(167)
Net cash used in investing activities	(25,435)	(6,327)

Cash flows from financing activities:
Purchases and retirement of common stock	(15,997)	(150,310)
Net proceeds from sale of stock through options and employee benefit plans	3,488	5,712
Shares withheld for taxes upon vesting of restricted stock	(1,018)	(997)
Excess tax benefits from stock-based compensation	—	1,451
Payments on debt	(250)	(909)
Other	(229)	—
Net cash used in financing activities	(14,006)	(145,053)

Effect of exchange rates on cash	(1,903)	1,790

Net change in cash and cash equivalents	51,094	(50,936)

CASH AND CASH EQUIVALENTS, beginning of year	57,008	107,944
CASH AND CASH EQUIVALENTS, end of year	$108,102	$57,008